PROSPECTUS                                         SEC File No.: 333-14139
                                          Filed Pursuant to Rule 424(b)(3)

                           LIBERTY PROPERTY TRUST

                DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

     Liberty Property Trust (the "Company") hereby offers participation in its Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan provides investors with a convenient and economical way to purchase the Trust's Common Shares of Beneficial Interest, $.001 par value per share (the "Shares"). Holders of Shares may reinvest all or a portion of the cash dividends paid on their Shares.

     * Participants in the Plan ("Participants") may purchase Shares at a 3% discount to the then current market prices, as determined in Question 10 ("Current Market Prices"), of the Shares through the automatic reinvestment of regular quarterly and any other cash dividends on Shares.

     * Additional Shares may also be purchased at Current Market Prices through cash investments ("Cash Investments"), subject to a minimum limit of $250 per month and a maximum limit of $7,500 per month.

     * The Plan's "Open Enrollment" provision permits persons who are not owners of Shares to participate in the Plan by making an initial investment of at least $1,000 (and no more than $7,500) in Shares at Current
Market Prices.

     * Brokerage commissions or service charges will not be charged for purchases made under the Plan.

     * Participants' record keeping will be simplified because they will receive periodic statements of their accounts.

     * A holder of Shares through a broker or other nominee may participate in the Plan either by making an appropriate arrangement with the nominee or by having the holder's Shares transferred and registered in the holder's name.

     Participation in the Plan is entirely voluntary. Participants may term-inate their participation at any time. Holders of Shares who do not choose to participate in the Plan will continue to receive cash dividends as declared, in the usual manner.

     The last reported sale price of the Shares on the New York Stock Exchange (the "NYSE") on December 5, 1996, was $23.50 per share. This Prospectus relates to 1,000,000 Shares offered for purchase under the Plan.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR OTHER STATE OFFICIAL NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR OTHER STATE OFFICIAL PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

              The date of this Prospectus December 6, 1996

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of a particular date concerning directors and officers, their remuneration, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commis-sion:Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the public reference section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     Additional information regarding the Company and the Shares offered here-by is contained in the Registration Statement and the exhibits relating there-to, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement and the exhibits thereto may be obtained from the Commission upon payment of the prescribed fees.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated in this Prospectus by reference, as of their respective dates, the following documents and information heretofore filed with the Commission pursuant to the Exchange Act: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (c) the description of the Shares which is contained in the Company's Registration Statement on Form 8-A filed June 8, 1994 to register the Shares under Section 12 of the Exchange Act,
File No. 1-13130.

     All reports and other documents subsequently filed by the Company pur-suant to Section 13, 14 or 15(d) of the Exchange Act, prior to the termina-tion of the offering, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained here-in or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral

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request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to the Corporate Secretary, Liberty Property Trust, 65 Valley Stream Parkway, Suite 100, Malvern, Pennsylvania 19355, Telephone (610) 648-1700.

                               THE COMPANY

     The Company is a self-administered and self-managed Maryland real estate investment trust (a "REIT") that began operations through a predecessor in 1972. The Company owns direct or indirect interests in a portfolio of industrial and office properties, substantially all of which are located in the Southeastern and Mid-Atlantic United States. The Company through its sub-sidiaries also provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of September 30, 1996, consisted of 242 properties totaling approximately 18.8 million square feet. The Company conducts all of its business through Liberty Property Limited Partnership (the "Operating Partnership"). As of September 30, 1996, the Company owned an 89.84% general partnership interest and a 0.03% limited partnership interest in the Operating Partnership. The remaining limited partnership interest in the Operating Partnership was owned by various individuals and entities (in-cluding certain officers and directors of the Company) that previously owned the properties, land and other assets contributed to the Operating Partnership and its subsidiaries in connection with the Company's initial public offering in June 1994 and subsequent transactions. As the sole general partner of the Operating Partnership, the Trust has control over the management of the Operating Partnership and over the properties. The Company's executive offices are located at 65 Valley Stream Parkway, Suite 100, Malvern, Pennsylvania 19355 and its telephone number is (610) 648-1700.

                              USE OF PROCEEDS

     The Company cannot determine the number of Shares that will ultimately be purchased from it pursuant to the Plan, or the prices at which such Shares will be purchased. The proceeds from such purchases of Shares under the Plan will be used to continue the Company's real estate acquisition, development and investment activities and for other general corporate purposes.

                          DESCRIPTION OF THE PLAN

PURPOSE

     1.  What is the purpose of the Plan?

     The primary purpose of the Plan is to provide the holders of Shares, and other investors, with a convenient and economic method of reinvesting dividends and making Cash Investments without payment of any brokerage commissions or service charges in connection with purchases. In addition, purchases of Shares directly from the Company pursuant to the Plan will provide the Company with additional capital for general corporate purposes.

PARTICIPATION

     2.    Who is eligible to participate?

     You may participate in the Plan if you qualify as either of the following:
(a) you are a "registered holder," a person whose Shares are registered in the transfer books of the Company in your name, or (b) you are a "beneficial owner," a holder of Shares who has beneficial ownership of Shares that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee).

     Registered holders may participate in the Plan directly. If you are not a registered holder, you must either become a registered holder by having your Shares transferred into your own name, or you must make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. Most major brokers, banks and other nominees will make such arrangements on request. See Question 5.

     If you are not currently an investor in the Company, you may become a Participant by making an initial investment in Shares at Current Market Prices of at least $1,000 but not more than $7,500 through the Open Enrollment pro-vision. See Question 5.

     Your right to participate in the Plan is not transferable to another person apart from a transfer of your Shares. Persons who reside in jurisdic-tions in which it is unlawful for the Company to permit participation in the Plan are not eligible to participate in the Plan. The Company has no present intention regarding the exclusion of persons from participating in the Plan who utilize it to engage in short-term trading or other arbitrage activities. It reserves the right to do so, however, if it encounters a pattern of trading that it considers abusive or objectionable.

BENEFITS AND LIMITATIONS

     3.    What are the primary benefits and limitations of the Plan?

     The primary benefits of the Plan are:

     * You may have the cash dividends on all or a portion of your Shares reinvested automatically at a discount of 3% from the Current Market Prices of the Shares.

     * You may invest in additional Shares by making Cash Investments, subject to an individual minimum limit of $250 per calendar month and an individual maximum limit of $7,500 per calendar month.

     * You pay no brokerage commissions or service charges in connection with your purchases under the Plan. See Question 23.

     * Your reinvested cash dividends and Cash Investments will be fully invested because the Plan provides for fractional Shares, computed to three decimal places, to be credited to your account. Additionally, dividends on whole or fractional Shares already participating in the Plan will be reinvested automatically in additional Shares and credited to your Plan account.

     * You may avoid cumbersome safekeeping of Share certificates for Plan Shares credited to your account.

     * Periodic statements reflecting all current activity, including Shares purchased and latest Plan account balance, will simplify your record keeping.

     The primary limitations of the Plan are:

     * The date by which you must decide to make Cash Investments is prior to the Investment Date for such investments. Accordingly, your investments may be exposed to changes in market conditions. See Question 11.

     * The Purchase Price for Shares purchased through the Plan is based on market prices for the Shares during the relevant Pricing Period. As a result, the Purchase Price may exceed (or be less than) the price of acquiring Shares on the open market on the related Investment Date. See Questions 8 and 10.

     * There may be delays between a Participant's instruction to sell Plan Shares and the sale date. There may also be delays in receiving Shares withdrawn from the Plan. See Questions 15 and 17.

     * No interest will be paid on funds held by the Administrator pending investment. See Question 11.

     * Participants who reinvest cash dividends will be treated for Federal income tax purposes as having received taxable income on the dividend payment date, giving rise to a tax payment obligation without providing the Partici-pant with immediate cash to pay such tax when it becomes due. See Question 19.

     * Shares deposited in a Plan account may not be pledged. See Question 21.

NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

ADMINISTRATION AND INTERPRETATION

     4.  Who will administer and interpret the Plan?

     The Plan will be administered by The First National Bank of Boston or such successor administrator as the Company may designate (the "Administra-tor"). The Administrator acts as agent for Participants, keeps records of Participants' accounts, sends regular account statements to Participants and performs other duties relating to the Plan. Shares purchased for the Partici-pants under the Plan will be held by the Administrator on behalf of the Participants, unless and until a Participant requests that a Share certificate for the Participant's Shares be issued, as described in Question 14. The Administrator also serves as dividend disbursement agent, transfer agent and registrar for the Shares. Communications with the Administrator should be directed as follows:

                     The First National Bank of Boston
                     Dividend Reinvestment Department
                              P.O. Box 1681
                           Mail Stop 45-01-06
                          Boston, MA 02105-1681
                             (617) 575-3120

     For additional Prospectuses, B/N Forms, or Authorization Forms, call Toll Free 1-800-944-2214.

     When communicating with the Administrator, please provide your daytime telephone number.

     The Company has the right to interpret and establish procedures for administration of the Plan. The Company's interpretations and procedures will be final, conclusive and binding.

ENROLLMENT

     5. How and when may an eligible person enroll in the Plan and become a Participant?

     If you are a registered holder, you may enroll in the Plan and become a Participant by completing and signing an Authorization Form (enclosed here-with) and returning it to the Administrator at the address set forth in Question 4. The Authorization Form appoints the Administrator as your agent for purposes of the Plan. Please review the Authorization Form for additional information. An additional Authorization Form may be obtained at any time from the Administrator. If your Shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered holders of such Shares should sign the Authorization Form exactly as their names appear on the account registration.

     If you are a beneficial owner but not a record holder of Shares, you must instruct your broker, bank or other nominee in whose name your Shares are held to participate in the Plan on your behalf.

     If you are not currently an investor in the Company and wish to use the Open Enrollment feature, you may enroll in the Plan by completing and signing an Enrollment Form and returning it to the Administrator together with your initial investment for the purchase of at least $1,000 but not more than $7,500 of Shares. If a nominee holds Shares of a beneficial owner through a securities depository, such nominee will also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to parti-cipate in the Cash Investment portion of the Plan. Enrollment Forms and B/N Forms are available from the Administrator. See Question 11. Investments made through the Open Enrollment feature will be made in the manner described for cash investments.

     You may enroll in the Plan at any time. Once enrolled, you remain enrol-led without further action on your part until you discontinue your partici-pation or until the Plan is terminated. See Question 17 regarding withdrawal from the Plan and Question 26 regarding termination of the Plan. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you must sign another Authorization Form, and execute a stock power form to change the registration of your Plan account, in order to continue participation.

     6. What are the participation options and what does the Authorization Form provide?

     The Authorization Form may direct the Company to pay to the Administra-tor, for the purchase of additional Shares, all of the cash dividends on (a) the specified number of Shares owned by you on the applicable Record Date, and designated by you to be included in the Plan (the "Participating Shares") and (b) all whole and fractional Shares which have been credited to your Plan account. Shares held by the Administrator in your Plan account are sometimes referred to as "Plan Shares." The Authorization Form also may direct the Administrator to purchase Shares for your Plan account with any Cash Invest-ments that you make and to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of Participating Shares until the Participant specifies otherwise, or terminates participation, or the Plan is terminated by the Company.

     The Authorization Form provides for the purchase of Shares through the following investment options:

     "Full Dividend Reinvestment"   This option directs the Administrator to
invest in accordance with the Plan all dividends on all Shares then or subsequently owned by you, and also all dividends on your whole and frac-tional Plan Shares.

     "Partial Dividend Reinvestment"   This option directs the Administrator
to invest in accordance with the Plan all dividends on that number of whole Shares owned by you which are designated in the appropriate space on the Authorization Form. If this option is selected, you will continue to receive dividends in the usual manner on all Shares owned by you but which you have not designated for participation in the Plan. It is recommended that a nominee firm holding Shares in its own firm's street name (i.e., Shares not held for the firm by The Depository Trust
Company or some other depository) use this option, even if it wishes to participate with respect to all of the Shares it owns at the time of enrollment.

     "Cash Investments"   This option permits you to make Cash Investments.
It directs the Administrator to apply such investments of at least $250 and not more than $7,500 per month towards the purchase of additional Shares in accordance with the Plan. You may select this option whether or not you reinvest dividends. If this option is selected and you do not elect to reinvest dividends, you will continue to receive dividends on all Shares (other than Participating Shares) owned by you.

     YOU MAY SELECT EITHER OF THE FIRST TWO OPTIONS, BUT YOU MAY NOT SELECT BOTH. YOU MAY ALSO SELECT THE CASH INVESTMENT OPTION, WHETHER OR NOT YOU SELECT ONE OF THE FIRST TWO OPTIONS. IN EACH CASE, CASH DIVIDENDS ON ALL PARTICIPATING SHARES WILL BE REINVESTED IN SHARES, UNTIL YOU SPECIFY OTHER-WISE OR WITHDRAW FROM THE PLAN ALTOGETHER, OR UNTIL THE PLAN IS TERMINATED. See Question 17 regarding notification of withdrawal to the Administrator.
See Question 25 regarding provisions on Shares issued in stock splits or stock dividends and Shares acquired on the exercise of rights. IF YOU RETURN A PROPERLY EXECUTED AUTHORIZATION FORM TO THE ADMINISTRATOR WITHOUT ELECTING
AN INVESTMENT OPTION, YOU WILL BE ENROLLED AS HAVING SELECTED FULL DIVIDEND REINVESTMENT.

     7.    When will participation in the Plan begin?

     Participation as to dividend reinvestments or Cash Investments will commence with the next Investment Date (referred to in Question 8) after the Administrator's receipt of the Authorization Form, subject to satisfaction of the following requirements. If the Authorization Form is received by the Administrator between the record date (the "Record Date") and the payment date of a quarterly dividend, participation will begin with the following dividend. For Cash Investments to be made on any Investment Date, the Authorization
Form and the funds to be invested must be received by the Administrator on or before 5:00 p.m., Eastern time, on the date (the "Cash Due Date") that is two full Trading Days prior to such Investment Date. See Question 8. For example, if the purchase from Cash Investments is to be made on a Thursday, the funds must be received by the Administrator by 5:00 p.m., Eastern time, on the pre-ceding Monday. If the Authorization Form and the funds to be invested are received after an applicable Cash Due Date, a Cash Investment will be retained by the Administrator without interest and invested on the next Investment Date.

PURCHASES

     8.    When will Shares be purchased under the Plan?

     If the Shares are purchased with reinvested dividends, they will be purchased on the dividend payment date, or if such date is not a Trading Day, then on the next succeeding Trading Day (the "Payment Date"). A "Trading Day" means the day on which trades in Shares are reported on the principal market for the Shares. If the Shares are purchased with Cash Investments, they will be purchased on the 15th day of the month, or if such date is not a Trading Day, then on the next succeeding Trading Day.

     Notwithstanding the foregoing, due to regulatory requirements, where Shares are to be purchased on the open market, the Plan may be required to make purchases on a date later than they would otherwise be made.

     The funds for Cash Investments must be received by the Administrator on or before the Cash Due Date. See Question 7.

     The date on which Shares are purchased from the Company, or the first date on which Shares are purchased in the open market, with respect to any dividend reinvestment or Cash Investment is sometimes referred to in the Plan as the "Investment Date" for the Shares purchased in connection with such dividend reinvestment or Cash Investment.

     There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates the Company to declare or pay any dividends. The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends, which will continue to be deter-Mined by the Board of Trustees based upon the Company's earnings, financial condition and other factors.

     9.    What is the source of Shares to be purchased under the Plan?

     Shares purchased through the Plan may be newly issued or treasury
Shares purchased directly from the Company, Shares purchased through routine open market transactions or Shares acquired by a combination of such methods. The Company will determine the source of the Plan purchases, which may vary from time to time.

     10.    At what price will Shares be purchased?

     Shares purchased through the Plan directly from the Company with Cash Investments will be acquired at a price to you equal to the average of the daily high and low sales prices, computed up to three decimal places, if necessary, of the Shares as reported on the NYSE for five Trading Days immediately preceding the applicable Investment Date (the "Pricing Period"). Shares purchased through the Plan directly from the Company with reinvested dividends will be acquired at a price to you equal to 97% of the foregoing price.

     Shares purchased through the Plan on the open market with Cash Investments will be acquired at a price to you equal to the average price, computed up to three decimal places, if necessary, paid by the Administrator for Shares purchased through the Plan in such open market purchases. Shares purchased on the open market with reinvested dividends will be acquired at a price to you equal to 97% of the foregoing price, and the Company will supply funds to the Administrator to make up the 3% discount.

     The price to you for Shares purchased through the Plan, whether directly from the Company or in open market transactions, is sometimes referred to as the "Purchase Price" for such Shares.

     Although the Company will pay all brokerage fees on Shares purchased on the open market, for tax purposes, these fees will be considered as additional taxable dividend income to you. See Question 19. These fees are not expected to be substantial.

     11.    How are Cash Investments made?

     All registered holders, including brokers, banks and other nominees with respect to Shares registered in their name on behalf of a beneficial owner, who have submitted an appropriately completed and signed Authorization Form are eligible to make Cash Investments at any time. A broker, bank or other nominee, as holder on behalf of a beneficial owner, must utilize a B/N Form for Cash Investments if it holds the Shares in the name of a securities deposi-tory.

     Certificates for Shares purchased through Cash Investments will be transmitted as the Participant directs. If the Participant has elected the Full Dividend Reinvestment option, all Shares purchased through Cash Invest-ments will become Participating Shares automatically and future cash dividends on such Shares will be reinvested through the Plan. If any other participation option has been elected, cash dividends on such Shares will be sent directly to the Participant and not reinvested automatically through the Plan (unless the owner thereafter enrolls such Shares in the Plan). Persons who do not cur-rently own Shares may make an initial investment through the Open Enrollment Provision described in Question 2.

     The B/N Form provides the sole means whereby a broker, bank or other nominee holding Shares on behalf of a beneficial owner in the name of a securities depository may invest Cash Investments on behalf of such beneficial owner. A B/N Form must be delivered to the Administrator at the address speci-fied in Question 4 each time the nominee transmits a Cash Investment on behalf of a beneficial owner. B/N Forms will be furnished by the Administrator upon request.

     The Administrator will apply all Cash Investments which are received by the close of business on the Cash Due Date to the purchase of Shares at the time specified in Question 8. Cash Investments received after the applicable Cash Due Date will be retained by the Administrator and invested on the next Investment Date. NO INTEREST WILL BE PAID ON CASH INVESTMENTS HELD PENDING INVESTMENT OR RECEIVED AFTER THE APPLICABLE CASH DUE DATE. IT IS SUGGESTED THEREFORE THAT ANY CASH INVESTMENTS A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE ADMINISTRATOR AS CLOSE AS POSSIBLE, BUT PRIOR TO, THE RELATED CASH DUE DATE. IF YOU HAVE ANY QUESTIONS REGARDING THE CASH DUE DATE YOU SHOULD CONTACT THE ADMINISTRATOR AT THE ADDRESS OR TELEPHONE NUMBER SET
FORTH IN QUESTION 4.

     In the event that any check is returned to the Administrator unpaid for any reason, the Administrator will consider the request for a Cash Investment null and void and shall immediately remove from the Participant's account any Shares purchased upon credit of such money. The Administrator shall also be entitled to sell these Shares to satisfy uncollected amounts. If the net proceeds of the sale of such Shares are insufficient to satisfy such uncol-lected amounts, the Participant will be accountable for any market loss and the Administrator shall be entitled to sell additional Shares from the Participant's account to satisfy the uncollected balance.

     ALL CASH INVESTMENTS MADE BY CHECK SHOULD BE MADE PAYABLE TO THE FIRST NATIONAL BANK OF BOSTON AND DELIVERED TO THE ADMINISTRATOR AT THE ADDRESSED LISTED IN QUESTION 4. OTHER FORMS OF PAYMENT, SUCH AS WIRE TRANSFERS, MAY BE MADE, BUT ONLY IF APPROVED IN ADVANCE BY THE ADMINISTRATOR. INQUIRIES REGARDING OTHER FORMS OF PAYMENT AND ALL OTHER WRITTEN INQUIRIES SHOULD BE ADDRESSED TO THE ADMINISTRATOR.

     12.    What limitations apply to Cash Investments?

     Cash Investments are subject to a $250 minimum, and a $7,500 maximum per month, from any Participant or related or associated group of Participants. Cash Investments of less than $250 or the excess over $7,500 will be returned to the Participant, without interest.

     13.    What if a Participant has more than one account?

     For the purpose of the limitations discussed in Question 12, the Company may aggregate all Cash Investments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. However, if you have multiple holdings in your own name and through nominees, a separate Authorization Form must be submitted for each holding. See the last paragraph of Question 6.

     For the purpose of such limitations, all Plan accounts which the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless the Company has determined that Cash Investments for each such account would be consistent with the purposes of the Plan, the Company will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

     14.    Will certificates be issued for Share purchases?

     All Plan Shares will be held together by the Administrator. This seeks to protect against the loss, theft and destruction of certificates. Upon written request, the Administrator will have certificates issued and delivered to you for any whole Shares credited to your account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional Shares be issued.

SALE OF SHARES

     15.    Can Participants sell Shares held under the Plan?

     Following receipt of written instructions from you, the Administrator will sell some or all of your Plan Shares and will remit to you a check for the proceeds of such sale, less your share of brokerage commissions, service charges and any applicable taxes. Prior written instructions from the Partici-pant must be received at least five Trading Days preceding the sale. Shares will be sold at least once per week in routine open market transactions by the Administrator at then current market prices in transactions carried out through one or more brokerage firms. The Administrator will impose an admin-istrative charge ($10 per transaction plus applicable brokerage commissions) in connection with sales which will be deducted from proceeds of the sale paid to the Participant. Notwithstanding the foregoing, if there are any legal restrictions on or limitations on a Participant's right to sell Shares publicly (e.g., because the Participant is a controlling person of the Company), the Administrator will not be obligated to sell such Shares.

REPORTS

     16.    What reports will be sent to Participants?

     Unless you are participating in the Plan through your broker, bank or other nominee, you will receive from the Administrator a detailed statement of your Plan account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, total Cash Investments received, total Shares purchased (including fractional Shares), price paid per Share, total Shares sold, price obtained per Share, total Shares held by you in the Plan and any other appropriate information. These statements should be retained by you to determine your tax cost basis for Shares purchased. If you are participating in the Plan through your broker or other nominee, you should contact such entity regarding a statement of your interests in the Plan.

WITHDRAWAL

     17.    How may Participants withdraw from the Plan?

     You may terminate your enrollment in the Plan by giving written notice to the Administrator, and thereafter all dividends will be sent to you or to the nominee through which your Shares are held. In order to terminate partici-pation prior to any dividend payment date, written notice must be received by the Record Date for such dividend payment. Upon termination, certificates for any whole Shares will be issued in the Participant's name or, upon receipt of written instructions, Shares will be sold for the Participant. See Question 15. Any fractional Shares held in the Plan at the time of termination will be con-verted to cash on the basis of the then current market price of the Shares. No sales or withdrawals which will result in a Participant's Plan account being reduced to zero will be executed between a dividend record date and the following dividend payment date.

     18. Will participation end automatically on the Participants' death or incompetence?

     Participation in the Plan will not terminate automatically upon the death or incompetence of the Participant, even if the Company or the Administrator is aware of such event. However, the Participant's legal representative or successor may terminate further participation in the Plan at any time.

FEDERAL INCOME TAXES

     19. What are the principal Federal income tax consequences of participating in the Plan?

     The following discussion summarizes the principal Federal income tax consequences, under current law, of participating in the Plan and does not constitute tax advice. Changes in the law may adversely affect the tax prin-ciples outlined in this summary. The summary does not address the special tax consequences that may be applicable to certain Participants subject to special tax treatment (including tax-exempt organizations, broker dealers, and foreign shareholders). Participants should consult with their tax advisors for further information with respect to the Federal, foreign, state, and local tax consequences of participation in the Plan.

     Classification of Distributions to Shareholders. Distributions to shareholders are treated as dividends to the extent a REIT has earnings and profits for Federal income tax purposes. To the extent that the amount distri-buted by a REIT exceeds the current and accumulated earnings and profits of the REIT, the distributions will be first treated as a return of capital to the shareholder to the extent of basis, with any excess taxable as gain.

     Reinvestments by Shareholders. A Participant will be treated for Federal income tax purposes as having received distributions equal to the fair market value of the Shares purchased on the Investment Date. The fair market value on the Investment Date may differ from the Purchase Price (which is used to determine the number of Shares acquired). The amount taxable as a dividend, as mentioned above, will depend on the Company's current and accumulated earnings and profits. A Participant's tax basis in the Shares acquired under the Plan will be equal to the amount treated as a distribution for Federal income tax purposes.

     Dividends paid to corporate shareholders, including amounts taxable as dividends to corporate shareholders under the Plan, will not be eligible for the corporate dividends-received deduction to such shareholders for Federal income tax purposes.

     Optional Cash Payments. Upon the purchase of Shares from the Company with a Cash Investment, a Participant will be treated for Federal income tax purposes as having received a distribution to the extent the fair market value of Shares acquired on the Investment Date exceeds the Cash Investment. The fair market value on the Investment Date may differ from the Purchase Price (which is used to determine the number of Shares acquired). A Partici-Pant's tax basis in the Shares acquired will be equal to the amount treated as a distribution for Federal income tax purposes plus the cash payment.

     In addition to the treatment described above, the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by the Company on behalf of a Participant in connection with purchases on the open market will constitute a distribution for Federal income tax purposes. The holding period for Shares acquired through the Plan will begin the day after the Investment date.

     Receipt of Share Certificates and Cash. A Participant will not realize any taxable income upon the receipt of a certificate for full Shares credited to the shareholder's account. A shareholder will, however, recognize gain or loss when the shareholder sells or exchanges Shares received from the Plan or when a fractional interest is liquidated. Such gain or loss will equal the difference between the amount which the shareholder receives for such Shares and the tax basis.

     Withholding. The Company and the Administrator will comply with all applicable IRS requirements concerning the filing of information returns, and such information will be provided to the Participant for each calendar year. With respect to Participants whose dividends are subject to United States income tax withholding, the Company and the Administrator will comply with all applicable IRS requirements concerning the withholding of such tax, and the amount of any cash distribution reinvesting will, in each case, be after any reduction necessary to comply with the applicable withholding re-quirements.

OTHER PROVISIONS

     20.    What happens if a Participant disposes of or acquires additional
Shares?

     If a Participant has elected to have all dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the Shares registered in the Participant's name, automatic reinvestment will continue on all of the Participant's retained Shares as long as there are Shares registered in the name of the Participant or held for the Parti-cipant in the Plan by the Administrator or until termination of enrollment. Similarly,if a Participant has elected the Full Dividend Reinvestment option under the Plan (see Question 6) and subsequently acquires additional Shares registered in the Participant's name, dividends paid on such Shares will be invested automatically until termination of enrollment or until other in-structions are given. If, however, a Participant has elected the Partial Dividend Reinvestment option and subsequently acquires additional Shares which are registered in the Participant's name, dividends paid on such additional Shares will not be invested automatically under the Plan. See Question 6. If a Participant has elected Partial Dividend Reinvestment and sells Shares, reinvestment will continue on the full number of Participating Shares as long as the Participant owns at least the number of Participating Shares previously specified, or on the number of Shares the Participant con-tinues to own, if the Participant owns less than the number previously specified.

     21.    May Shares in the Plan be pledged?

     Shares held in the Plan may not be pledged and any purported pledge will be void. If you wish to pledge such Shares, you must first withdraw the certificates from the Plan. However, Participating Shares registered in your name may be pledged and remain as Participating Shares in the Plan so long as they remain registered in your name.

     22.    How will a Participant's Shares be voted?

     In connection with the exercise of shareholder voting rights, each Participant will receive proxy materials enabling the Participant to vote the Shares held by the Participant directly and the Shares held for the Parti-cipant's account by the Administrator. All Shares held by the Administrator will be voted as designated by the Participant on the proxy card. If a Participant does not vote by proxy or in person and does not otherwise instruct the Plan to the contrary, Shares held for the Participant's account by the Administrator will not be voted. If the Participant owns Shares not deposited with the Administrator, the Participant will vote those Shares in the normal manner, even if they are Participating Shares; the Administra-tor will not be involved in the voting of such Shares.

     23.    Who pays the expenses of the Plan?

     There are no brokerage commissions or service charges on Shares purchased from the Company for a Participant's account. Brokerage fees on Shares purchased on the open market for a Participant's account will be paid by the Company and, for tax purposes, these fees will be considered as additional dividend income to the Participants. All costs of administering the Plan will be paid by the Company, except as stated below and except for brokerage commissions and the Administrator's $10 charge in connection with sales under the Plan and the costs of any broker, bank or other nominee (other than the Administrator) which holds Shares on behalf of a Participant. When whole or fractional Shares are sold for a Participant's account, the Admin-istrator will first deduct any applicable brokerage commissions, the $10 administrative fee, any required backup withholding and taxes before remitting the balance to the Participant. The Administrator will charge nominal fees for various services, including, but not limited to, sales of Shares, preparing transcripts of accounts (in addition to normal monthly statements) and other special requests. These charges must be borne by Participants. A fee schedule is available from the Administrator.

     24. What are the responsibilities of the Company and the Admin-istrator under the Plan?

     Neither the Company nor the Administrator has any duties, responsi-bilities or liabilities except those expressly set forth in the Plan, or as imposed by applicable legal requirements, including without limitation the Federal securities laws. THE PARTICIPANT SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED FOR A PARTICIPANT UNDER THE PLAN.

     25. What happens if the Company issues a Share dividend or declares a Share split or makes a rights offering?

     Any Shares distributed by the Company as a result of a Share dividend or a Share split on Plan Shares held under the Plan for a Participant will be credited to the Participant's account as additional Plan Shares. With respect to Shares issued through Share dividends or splits on Participating Shares not held by the Administrator: (a) if the Participant has elected the Full Dividend Reinvestment option (see Question 6), the newly issued Shares will become Participating Shares automatically, and (b) if the Participant has elected the Partial Dividend Reinvestment option (see Question 6), the newly issued Shares will not become Participating Shares unless the Participant sub-sequently enrolls such Shares under the Plan.

     In the event that the Company makes rights available to holders of its Shares to purchase additional Shares or other securities, the rights issuable with respect to the Plan Shares will be distributed directly to the Partici-pants, who will be free to exercise or otherwise dispose of the rights. If a Participant has elected the Full Dividend Reinvestment option, any Shares acquired by the Participant on the exercise of rights will become Participating Shares automatically. If a Participant has elected the Partial Dividend Reinvestment option, any Shares acquired by the exercise of rights will not be-come Participating Shares unless the Participant subsequently enrolls such Shares under the Plan.

     26.    May the Plan be changed or terminated?

     The Company intends the Plan to continue indefinitely. However, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any material changes in the Plan.

                INDEMNIFICATION UNDER THE SECURITIES ACT

     Except in limited circumstances, the Company is required by provisions in its Declaration of Trust, as amended, to indemnify its trustees and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemni-fication is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          PLAN OF DISTRIBUTION

     Any financial intermediary or other person may purchase Shares through the Plan at a discount by reinvesting dividends and may capture the discount by reselling the Shares shortly thereafter. The Company has not entered into any arrangements with any financial intermediary or other person to engage in such arrangements. The Company anticipates that the availability of a dis-count may encourage Participants to purchase more Shares than they would pur-chase without the discount, but the Company has no basis to quantify the extent to which additional Shares will be purchased because of the discount. No dis-count will be offered by the Company for Cash Investments.

     Persons who acquire Shares through the Plan and resell them shortly before or after acquiring them (including coverage of short positions), under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act.
The Company will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will the Company enter into any agreement with any such person regarding such person's purchase of such Shares or any resale or distribution thereof.

                              LEGAL OPINIONS

     Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania has rendered an opinion that any Shares issued and sold by the Company pursuant to the terms of the Plan will be duly authorized, fully paid and non-assessable. As to matters of Maryland law, Wolf, Block, Schorr and Solis-Cohen has relied on the opinion of Weinberg & Green, Baltimore, Maryland. Michael M. Dean, a partner of Wolf, Block, Schorr and Solis-Cohen, is the sole trustee of irrevocable trusts established by three of the Company's senior executives for the benefit of their respective children. Each of such trusts received limited partnership interests in the Operating Partnership in connection with the Company's formation in exchange for interests in the Company's predecessor owned by such trusts.


                                 EXPERTS

     The consolidated financial statements and schedule of Liberty Property Trust and Liberty Property Limited Partnership, respectively, appearing in Liberty Property Trust's Annual Report (Form 10-K) for the year ended Decem-ber 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated here-in by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

===================================    ======================================
No persons have been authorized to
give any information or to make any
representations other than those
contained or incorporated in this
Prospectus and, if given or made,
such information or representations
must not be relied upon as having
been authorized. This Prospectus
does not constitute an offer to
sell or a solicitation of an offer
to buy any securities other than               LIBERTY PROPERTY TRUST
those to which it relates, or an
offer or solicitation with respect
to those securities to which it
relates to any persons in any
jurisdiction where such offer or
solicitation would be unlawful.
The delivery of this Prospectus
at any time does not imply that
the information contained or in-
corporated herein at its date is
correct as of any time subsequent
to its date.
                                            DIVIDEND REINVESTMENT AND
      TABLE OF CONTENTS                        SHARE PURCHASE PLAN

                             Page
                             ----
Available Information........   2
Incorporation of Certain
 Documents by Reference......   2
The Company..................   3
Use of Proceeds..............   3
Description of the Plan......   3
 Purpose.....................   3
 Participation...............   3
 Benefits and Limitations....   4
 Administration and
  Interpretation.............   5
 Enrollment..................   6
 Purchases...................   7
 Certificates................  10
 Sale of Shares..............  10
 Reports.....................  10
 Withdrawal..................  11
 Federal Income Taxes........  11
 Other Provisions............  12
Indemnification Under The
 Securities Act..............  14
Plan of Distribution.........  14
Legal Opinions...............  15
Experts......................  16               December 6, 1996
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